                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934


                          Homegate Hospitality, Inc.
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                               (Name of Issuer)


                         Common Stock, $.01 par value
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                        (Title of Class of Securities)


                                  43740G 10 9
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                                (CUSIP Number)


                        (Continued on following pages)
                               Page 1 of 4 Pages

CUSIP NO. 43740G 109                  13G                            Page 2 of 4


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      1         NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                CRI/ESH Partners, L.P.
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      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)     [_]
                                                                     (b)     [X]

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      3         SEC USE ONLY

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      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Texas
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
  NUMBER OF                         2,033,424
    SHARES          ------------------------------------------------------------
BENEFICIALLY              6         SHARED VOTING POWER
   OWNED BY                         0
     EACH           ------------------------------------------------------------
  REPORTING               7         SOLE DISPOSITIVE POWER
    PERSON                          2,033,424
     WITH           ------------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,033,424
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      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 10 EXCLUDES CERTAIN
                SHARES*
                                                                             [_]
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      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 10

                18.96%
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      12        TYPE OF REPORTING PERSON*

                PN
--------------------------------------------------------------------------------

CUSIP NO. 43740G 109                  13G                            Page 3 of 4


Item 1.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          111 Congress Avenue, Suite 2600
          Austin, Texas  78701

Item 2.

     (a)  NAME OF PERSON FILING:

          CRI/ESH Partners, L.P.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          c/o Crow Family, Inc.
          2001 Ross Avenue, Suite 3200
          Dallas, Texas  75201

     (c)  CITIZENSHIP:

          United States of America

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock, $.01 per value

     (e)  CUSIP NUMBER:

          43740G 10 9

Item 3.   NOT APPLICABLE

Item 4.   OWNERSHIP:

     (a)  Amount Beneficially Owned:  2,033,424

     (b)  Percent of Class:  18.96%

     (c)  Number of shares as to which such person has:

          (i)    sole power to direct the vote:  2,033,424
          (ii)   shared power to direct the vote:  0
          (iii)  sole power to dispose or direct the disposition of: 2,033,424
          (iv)   shared power to dispose or direct the disposition of: 0

Item 5.   NOT APPLICABLE

Item 6.   NOT APPLICABLE

Item 7.   NOT APPLICABLE

Item 8.   NOT APPLICABLE

Item 9.   NOT APPLICABLE

Item 10.  NOT APPLICABLE

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I set forth that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 1997

                                 CRI/ESH PARTNERS, L.P.

                                 By:  Crow Family, Inc., as general partner



                                 By:  /s/ ANTHONY W. DONA
                                    --------------------------------------------
                                        Name:  Anthony W. Dona
                                        Title: Vice President